UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2005

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 22, 2005, Great White Fleet Ltd. (the "Borrower"), an indirect, wholly-owned subsidiary of Chiquita Brands International, Inc. (the "Company"), entered into a credit agreement (the "Credit Agreement"), by and among the Borrower; BVS Ltd., CDV Ltd. and CDY Ltd., as guarantors (the "Guarantors," each of which is a wholly-owned subsidiary of the Borrower); Nordea Bank Finland, Plc, acting through its New York branch, as agent (the "Agent"); and Nordea Bank Norge ASA, acting through its Grand Cayman branch, as lender (the "Lender"), for a seven-year secured revolving credit facility in the aggregate principal amount of $80 million.

Approximately $30 million of the proceeds from the Credit Agreement were used to exercise purchase options of the Guarantors to purchase four ships previously under lease. The remaining proceeds from the Credit Agreement may be used for general corporate purposes of the Borrower and Guarantors, including, without limitation, making dividends or other special distributions or inter-company loans to the shareholder of the Borrower or other Affiliates (as defined in the Credit Agreement) of the Borrower which may be used by such person for purposes including acquisitions, including specifically the contemplated acquisition by the Company of the "Fresh Express" packaged salad and fresh-cut fruit business from Performance Food Group Company.

The Credit Agreement requires 13 consecutive semi-annual principal payments in the amount of $4.4 million each, beginning October 22, 2005, plus a $22.8 million balloon payment at the end of the seven-year term. These semi-annual principal payments represent a corresponding reduction in the availability under the Credit Agreement. Amounts available under the Credit Agreement may be borrowed, repaid and re-borrowed prior to the final maturity date, subject to the semi-annual payments and corresponding reductions in availability. The Borrower may elect to draw parts of or the entire amount of credit available in either U.S. dollars or euro. The interest rate on each loan made under the Credit Agreement in U.S. dollars is LIBOR plus 1¼% and for each loan made in euro is EURIBOR plus 1¼%. The Borrower may also elect "base rate" advances in U.S. dollars or euro and such advances will bear interest at the higher of (i) the Lender’s base rate from time to time for the relevant currency or (ii) ½% above the current federal funds rate.

The Borrower is required to pay a commitment fee equal to one-half percent calculated on the undrawn daily available portion of the Credit Agreement, payable quarterly in arrears. The Borrower will pay an arrangement fee to Lender and is obligated to pay customary syndication fees, if required under the Credit Agreement provisions.

The Credit Agreement is secured by first priority ship mortgages on the four ships referenced above and two additional ships owned by the Guarantors not previously mortgaged, a general assignment of earnings and a general assignment of insurance relating to the ships by Borrower and Guarantors.

The Credit Agreement includes covenants that require the Borrower to maintain certain financial covenants related to tangible net worth and total debt ratios. The Credit Agreement also contains other customary covenants and customary events of default, including non-payment, misrepresentation, breach of covenants and bankruptcy, and customary acceleration provisions.

The Lender and certain of its affiliates have in the past provided and currently provide loans (primarily in support of ship financing), credit and other banking services, including fuel hedging and revolving credit facilities, to the Company, the Borrower and certain of their subsidiaries, and these entities may continue to do so in the future.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report relating to the Credit Agreement is incorporated herein by reference. On April 22, 2005, the full $80 million of the revolving credit facility was drawn under the Credit Agreement, of which approximately $50 million represents new indebtedness and $30 million represents replacement of previously outstanding capital leases with secured debt financing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description
10.1 Revolving Credit Agreement dated as of April 22, 2005 by and among Great White Fleet Ltd., as Borrower, and BVS Ltd., CDV Ltd., and CDY Ltd., as Guarantors, and Nordea Bank Finland Plc, acting through its New York Branch, as Agent, and Nordea Bank Norge ASA, acting through its Grand Cayman Branch, as Lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

April 26, 2005	By:	/s/ John W. Braukman III

Name: John W. Braukman III
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Revolving Credit Agreement